EXHIBIT 99



                                                               NEWS RELEASE

          Release Date:  Immediate



          Contact:       James M. Foote
                         (312) 559-6165

                         Leslie Cleveland Hague
                         (312) 559-6124



                       CHICAGO AND NORTH WESTERN HOLDINGS CORP.
                     ANNOUNCES ESTIMATE FOR FIRST QUARTER RESULTS
                             AND RESULTS OF INVESTIGATION



          Chicago, Illinois, April 22, 1994 -- Chicago and North Western

          Holdings Corp. (NYSE: CNW) today announced that next week it expects to report first quarter 1994 net income of approximately

          $16.5 million, or 35 to 37 cents per share, compared with net income of $14.6 million, or 33 cents per share, in the first quarter of last year.  This year's results were achieved despite the effects of severe winter weather and reflect a net accounting adjustment resulting from errors and irregularities that reduced net income by $800,000, or 2 cents per share (a reduction of $1.3 million in pre-tax income).

               The net adjustment reflects the conclusions of an

          investigation, conducted for the audit committee of the company's board of directors, by the company's outside counsel and Arthur

          Andersen & Co., the company's independent public accountants, as well as a review, conducted by special counsel to the audit





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          committee, of a part of the investigation.  The company noted

          that the net adjustment is not material to the company's

          financial position or results of operations of past periods, and because the net adjustment is not material to the first quarter of 1994, the company will not restate its past annual and

          quarterly financial statements.  The investigation also concluded that there was no evidence that any funds or other assets were improperly diverted from the company.

               The net adjustment results from errors and irregularities

          that increased net income in past periods by approximately $3.2 million, offset by those that decreased net income in past periods by approximately $2.4 million.  The problems were the result of inappropriate recording of certain operating expenses,

          and relate primarily to the fourth quarter of 1993, resulting in a net overstatement of $1.0 million ($.02 per share) in 1993 fourth quarter reported net income of $24.5 million, or $.54 per share (an overstatement of $1.6 million in pre-tax income), and a net overstatement of approximately $500,000 ($.01 per share) in

          1993 reported net income of $53.2 million, or $1.20 per share (an overstatement of $800,000 in pre-tax income).  The investigation also identified errors and irregularities in the earlier quarters in 1993 and in fiscal 1992 and 1991, that resulted in a net understatement of $.02 per share in reported loss in 1991 (in which there was a reported net loss of $4.72 per share); no net effect on reported net loss per share for 1992; a net

          understatement of $.01 per share in reported earnings in each of





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          the first two quarters of 1993 (in which there were reported net earnings per share of $.33 and $.43, respectively); and no effect on reported loss per share for the third quarter of 1993.

               The company is taking immediate action to review and tighten its financial controls and to review and strengthen its program for assuring observance of the highest legal and ethical

          standards by company personnel.

               In addition, although they were not involved in any way in the underlying errors and irregularities, Mr. Thomas A. Tingleff,

          senior vice president--Finance and Accounting, and Mr. R. Scott

          Morgan, vice president and controller, have been dismissed because of the manner in which they handled the matter after they discovered it.  Two other company employees were also dismissed.

          The Operating department is being restructured and Mr. Robert A.

          Jahnke, senior vice president--Operations, although not involved in the errors and irregularities, is being reassigned to the position of senior vice president--Planning.

               The company also announced that Mr. John M. Butler, retired senior vice president--Finance and chief financial officer of the company, will return to that position on an interim basis.

               "Although the amounts involved are small and not material to the company's financial results for the periods affected, we take this matter very seriously," Robert Schmiege, the company's chairman, president and chief executive officer, said.  "We have taken decisive steps to prevent any recurrence.  The two cent per share adjustment should not obscure the company's performance





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          during the first quarter, which was strong in spite of severe weather conditions," Schmiege added.

               Chicago and North Western Holdings Corp. is the holding

          company for the Chicago and North Western Transportation Company,

          a leading railroad freight hauler in the central transcontinental corridor and major transporter of coal, grain and double-stack containers.



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